Exhibit 99.1

PRESS RELEASE

Community Bancorp. Reports Earnings and Dividend

Derby, VT	October 7, 2004	For immediate release

For more information, contact Richard C. White at 802-334-7915

     Community Bancorp., the parent company of Community National Bank, of Derby, VT had reported earnings for the quarter ended September 30, 2004 of $800,123 or $0.21 per share, as compared to $1,000,589 or $0.27 per share for the same period a year ago. Year to date earnings were reported to be $2,383,166 or $0.62 per share compared to $2,998,526 or $0.80 per share for the first nine months of 2003.

     As of September 30, 2004, the Company reported assets of $324,633,010 with total loans of $217,489,967 and deposits of $274,746,516.

     Solid earnings continue, although not as robust as last year. Although interest rates continue to rise, home mortgage activity remains constant. Commercial loans have increased due to the success of our Booster Loan Program for commercial borrowers.

     The Company's Board of Directors has declared a cash dividend of seventeen cents per share, payable November 1, 2004 to shareholders of record as of October 15, 2004.

     Community National Bank is an independent bank that has been serving its communities since 1851, with offices now located in Derby, Derby Line, Island Pond, Barton, Newport, Troy, St. Johnsbury, Montpelier and Barre.

Forward-Looking Statements: This press release contains forward-looking statements, including, without limitation, statements about the Company's financial condition, results of operations, earnings outlook and business affairs. Although these statements are based on management's current expectations and estimates, actual conditions, results, earnings and business may differ materially from those contemplated by such forward-looking statements, as they could be influenced by numerous factors which are unpredictable and outside the Company's control. Factors that may cause actual results to differ materially from such statements include, among others, the following: (1) competitive pressures increase among financial services providers in the Company's northern New England market area or in the financial services industry generally, including pressures from nonbank financial service providers, from increasing consolidation and integration of financial service providers and from changes in technology and delivery systems; (2) interest rate changes in such a way as to reduce the Company's interest margins and its funding sources; (3) general economic or monetary conditions, either nationally or regionally, are less favorable than expected, resulting in a deterioration in credit quality or diminished demand for the company's products and services; and (4) changes in laws or government rules, or the way in which courts interpret those laws or rules, adversely affect the Company's business or impose additional costs and regulatory requirements.